Exhibit 99

             Copy of the joint press release, dated March 14, 1997, issued by Pemi Bancorp, Inc. and The Berlin City Bank.











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NEWS RELEASE
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION

         William Woodward, President and CEO
         The Berlin City Bank
         (603) 752-1171

         Fletcher Adams, President and CEO
         Pemi Bancorp, Inc.
         (603) 536-3339
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                BERLIN CITY BANK AND PEMIGEWASSET NATIONAL BANK
                         JOINTLY ANNOUNCE MERGER PLANS


         Berlin and Plymouth, NH - March 14, 1997. The Berlin City Bank, and the Pemi Bancorp, Inc., parent of Pemigewasset National Bank, jointly announced today that they have signed a definitive merger agreement under which both banks will become subsidiaries of a new Holding Company, Northway Financial, Inc. Both Pemigewasset National Bank and Berlin City Bank will continue to operate as separate community banks.

         Prior to the effective date of the merger, each share of Berlin City Bank stock will be converted automatically into 16 shares of Northway Financial common stock. Each outstanding share of The Pemi Bancorp Common Stock will be converted into 1.0419 shares of Northway Financial Common Stock. This transaction, which is expected to be accounted for as a pooling- of-interests, is valued at $19.3 million.

         The proposed transaction is subject to state and federal regulatory approval as well as approval be shareholders.

         In announcing the transaction, William J. Woodward, Chairman, President and Chief Executive Officer of The Berlin City Bank, and of the new holding company, stated, "The Pemi Bank is a strong community bank which is highly successful in providing personalized service to its customers. Plymouth, New Hampshire is an attractive banking market and a logical extension of the existing market base of both banks. We plan to capitalize on our two successful community banking franchises. The two companies are the dominant institutions in their respective communities, and we look forward to collectively helping the three northern counties of New Hampshire prosper and grow."

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         Fletcher Adams,  President and Chief Executive  Officer of Pemigewasset
National Bank, and Vice Chairman of Northway Financial, Inc. stated, "Since 1881, Pemigewasset's focus has been the promotion of strong banking services to its customers and communities. Northway Financial brings together two strong northern New Hampshire community banks which will continue to operate under separate franchises. The shared strengths and visions of the two banks will combine to offer stronger lending capabilities, and deposit product offerings. As the banking locations are in different towns, and complement each other, we do not expect that there will be any office closings or job loss. Bill Woodward and I have had extensive discussions about this transaction and its structure. It is an ideal combination, and is a very positive action for Northern New Hampshire."

         Northway Financial, Inc., headquartered in Berlin, will be a multi-bank holding company with total assets of approximately $373 million. The transaction is expected to be consummated in late summer or early fall. The company will operate, through its two banking subsidiaries, twelve full-service offices located in the three northern counties of the State.


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